Exhibit 5

Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 P.O. Box 198966 Nashville, TN 37219-8966	615.244.6380 main 615.244.6804 fax wallerlaw.com

February 14, 2020

Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

In our capacity as special securities counsel to Healthcare Realty Trust Incorporated, a Maryland corporation (the “Company”), we have examined the Registration Statement on Form S-3 (Registration No. 333-236396) filed by the Company under the Securities Act of 1933, as amended, and the related Prospectus dated February 12, 2020 (the “Prospectus”), as supplemented by the Prospectus Supplement dated February 14, 2020 (the “Prospectus Supplement”), relating to the offering of a number of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $500,000,000. In this regard, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the shares of Common Stock referred to in the Prospectus Supplement, to the extent actually issued and sold in the manner and on the terms described in (i) the various Equity Distribution Agreements, each dated February 14, 2020, each among the Company, on the one hand, and respectively Goldman Sachs & Co. LLC, Bank of America, N.A. and BofA Securities, Inc., Jefferies LLC, The Bank of Nova Scotia and Scotia Capital (USA) Inc., Fifth Third Securities, Inc., and Credit Agricole Corporate and Investment Bank and Credit Agricole Securities (USA) Inc., on the other hand; (ii) the various Master Forward Confirmations, each dated February 14, 2020, each between the Company, on the one hand, and respectively Goldman Sachs & Co. LLC, Bank of America, N.A., Jefferies LLC, The Bank of Nova Scotia, and Credit Agricole Corporate and Investment Bank, as forward purchasers, on the other hand; (iii) the Prospectus; and (iv) the Prospectus Supplement, will be duly authorized and validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

The foregoing opinion is limited to matters arising under the Maryland General Corporation Law as in effect on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K and further consent to the reference to us under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Prospectus or the Prospectus Supplement under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP